Exhibit 99.2

Next Technology Holding Inc. Approves Landmark Dividend Policy with Minimum 80% Payout Ratio and Declares Intent Following Strong Q2 Results

CHEYENNE, WY, Aug. 11, 2025 (GLOBE NEWSWIRE) -- Next Technology Holding Inc. (NASDAQ: NXTT) (the “Company”) today announced the formal approval of a Dividend Policy (“Policy”) requiring annual dividend distributions of no less than 80% of profits attributable to owners, which is set to take effect on September 8, 2025. This strategic commitment follows unanimous Board approval via written consent and is underpinned by the Company’s robust Q2 2025 net income of US$312 million.

Key Policy Highlights

1.

Mandatory High Payout:

Commits to distributing ≥80% of annual profits to shareholders through dividends (cash, stock, or other Board-approved methods), subject to operational safeguards.
Based on Q2 2025 net income of US$312.0 million, this policy implies an annualized payout capacity exceeding US$250 million.

2.	Operational Safeguards: Dividend declarations remain conditional upon quarterly Board assessment of:

–	Liquidity position and cash flow generation

–	Capital allocation requirements for growth

–	Regulatory & compliance constraints

–	Overall financial health

3.	Final Dividend Approval: As stipulated in the Policy, if the need be, any proposed final dividend requires shareholder approval at the Annual General Meeting.

Governance & Execution

–	The Policy was approved via Unanimous Written Consent of the Board dated August 8, 2025, under Wyoming Revised Corporation Act Chapter 17.

–	Directors confirmed full compliance with Articles of Association and conflict disclosure requirements.

–	Authorization granted for management to execute all necessary actions to implement the Policy.

Q2 Performance Context

CEO Mr. Weihong LIU stated: “Our US$312 million Q2 net income demonstrates NXTT’s earnings power. By institutionalizing high dividend policy, we transform exceptional performance into predictable shareholder returns. This Policy aligns capital allocation with owner interests while retaining flexibility to fund growth.”

Investor Contact:

Investor Relations
ir@nxtttech.com